Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

EUROPEAN WAX CENTER, INC.

First. Name. The name of the corporation is European Wax Center, Inc. (hereinafter referred to as the “Corporation”).

Second. Address; Registered Office and Agent. The address of the Corporation’s registered office is 1521 Concord Pike, Wilmington, Delaware 19803 in the County of New Castle; and the name of its registered agent at such address is Corporate Creations Network Inc.

Third. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Fourth. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of common stock with the par value of $0.00001 per share.

Fifth. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

Sixth. Indemnification.

(a) Exculpation. Notwithstanding any other provisions of this Certificate of Incorporation, whether express or implied, or obligation or duty at law or in equity, none of the Covered Persons (as defined below) nor any former Covered Person shall be liable to the Corporation or any other Person (as defined below) for any act or omission (in relation to the Corporation, this Certificate of Incorporation, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority (as defined below) or other entity of any kind and shall include any successor (by merger, amalgamation, consolidation, business combination, plan of arrangement or otherwise) of such entity.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(b) Right to Indemnification and Advancement. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, (i) any Person who was or is a party or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a stockholder, director, officer, employee, representative or agent of the Corporation or any of its Affiliates (as defined below), or an officer, director, manager, stockholder, partner, employee, representative, agent or trustee of any of the foregoing, or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans or (ii) the Sponsor Stockholder (as defined below) that is a party or is threatened to be made a party to or otherwise involved in any Proceeding by reason of the fact that the Sponsor Stockholder is or was a holder of equity interests in the Corporation (each such Person in clause (i) and (ii), a “Covered Person”) against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgements, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6(d), the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the “Board of Directors”).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

(c) Advancement of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 6 or otherwise.

(d) Claims. If a claim for indemnification or advancement of expenses under this Section 6 is not paid in full within thirty (30) days after a written claim therefor by a Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by a Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that such Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit.

(e) Nonexclusivity of Rights. The rights conferred on any Covered Person by this Section 6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

(f) Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Section 6 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

(g) Other Indemnification and Prepayment of Expenses. This Section 6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Covered Persons when and as authorized by appropriate corporate action.

(h) Reliance. Covered Persons who after the date of the adoption of this provision become or remain a Covered Person described in Section 6 will be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Section 6 in entering into or continuing the service. The rights to indemnification and to the advance of expenses conferred in this Section 6 will apply to claims made against any Covered Person described in Section 6 arising out of acts or omissions in respect of the Corporation or one of its subsidiaries that occurred or occur both prior and subsequent to the adoption hereof. The rights conferred upon Covered Persons in this Section 6 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director or officer and shall inure to the benefit of the Covered Person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Section 6 that adversely affects any right of a Covered Person or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(i) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(j) Indemnitor of First Resort. The Corporation hereby acknowledges that certain Covered Persons (the “Specified Covered Persons”) may have rights to indemnification and advancement of expenses provided by a stockholder or its Affiliates (directly or by insurance retained by such entity) (collectively, the “Stockholder Indemnitors”). Notwithstanding any such indemnification or advancement rights, the Corporation hereby agrees and acknowledges that (a) it is the indemnitor of first resort with respect to all Covered Persons, (b) it shall be required to advance the full amount of expenses incurred by all Covered Persons, as required by the terms of this Section 6 (or the by-laws or any agreement with any Covered Persons), without regard to any rights the Specified Covered Persons may have against the Stockholder Indemnitors and (c) it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Specified Covered Persons have sought indemnification from the Corporations shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Covered Persons against the Corporation.

Seventh. Adoption, Amendment or Repeal of By-Laws. The Board of Directors is authorized to adopt, amend or repeal the By-laws.

Eighth. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Section 8.

Ninth. Corporate Opportunity. The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any Sponsor Director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any Sponsor Stockholder or an Affiliate of a Sponsor Stockholder or any partner, member, director, stockholder, employee or agent of any such Sponsor Stockholder or of an Affiliate thereof, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Sponsor Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Sponsor Person expressly and solely in such Sponsor Person’s capacity as a director of the Corporation. “Sponsor Stockholders” means General Atlantic Partners AIV (EW), L.P., GA AIV-1 B Interholdco (EW), L.P. and GAPCO AIV Interholdco (EW), L.P. or any of their respective Affiliates who are holders direct or indirect of shares of stock of the Corporation; and “Sponsor Directors” means any director of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of any of the Sponsor Stockholders or any of their respective Affiliates.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer this 8th day of May, 2026.

EUROPEAN WAX CENTER, INC.

By:	/s/ Christopher Morris
Name: Christopher Morris
Title: Chief Executive Officer and Chairman